Acorn Reports Increased Q3 Revenue and Gross Margin

on Growing Demand for Remote Monitoring of Generators,

Pipelines and Other Industrial Assets (IoT)

Hosts Investor Call Today at 4:30 pm ET

Wilmington, DE – November 14, 2017 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of Internet of Things (IoT) remote monitoring and control systems and services, announced results for its third quarter ended September 30, 2017. Acorn will review its results and outlook in a conference call today at 4:30 p.m. ET, and an audio replay will be available thereafter (details below).

Jan Loeb, President and CEO of Acorn, commented, “Our OmniMetrix remote monitoring and control business continued its growth and margin expansion in the third quarter. OmniMetrix grew revenue 15% and its gross margin rose to 58%. New orders, most of which are recorded into deferred revenue and then amortized and recognized as revenue have grown over 25% for the first nine-month period of 2017 versus the comparable 2016 period, which is in line with our growth expectations. We continue to see solid organic growth potential for OmniMetrix. We will also keep looking for synergistic opportunities in this or the related IoT space to help accelerate our growth and improve our bottom line performance.

“During the third quarter, we deconsolidated the GridSense activities from our balance sheet following the dissolution of our GridSense Inc. subsidiary in the U.S. and the deregistration of GridSense Pty Ltd. in Australia. As a result of removing GridSense net liabilities from our books, we recorded a non-cash gain on the deconsolidation of $660,000 which contributed to a profitable quarter.

“We continue to work toward the sale of our remaining interest in DSIT to further enhance our financial position and to focus our company on the growth potential of our OmniMetrix business. We have several parties engaged in various stages of discussion regarding DSIT and hope to have more to say about this effort over the next several months.”

Acorn’s Financial Results

Acorn’s financial results reflect the deconsolidation of DSIT’s operating results following the sale of a portion of Acorn’s ownership in April 2016. DSIT’s operating results were fully consolidated for the period January 1 through April 21, 2016. Thereafter, Acorn records its share of DSIT’s net income under the equity method as “Share of income in DSIT.”

As a result of the growth in its OmniMetrix subsidiary, Acorn’s third quarter 2017 revenue increased 15% to $1,085,000 from $942,000 in the third quarter 2016. Principally reflecting the impact of the DSIT deconsolidation in April 2016, Acorn’s revenue for the first nine months of 2017 decreased to $3,226,000 from $7,618,000 in the comparable 2016 period. First nine months’ revenue included $5,074,000 of DSIT revenue in 2016.

Acorn reported third quarter 2017 net income attributable to shareholders of $236,000, or $0.01 per share, compared to net income of $652,000, or $0.02 per share, in the third quarter of 2016. The third quarter of 2017 included income from discontinued operations of $633,000, primarily related to a $660,000 gain on the deconsolidation of GridSense. The third quarter of 2016 included income from discontinued operations of $1,187,000, primarily related to a gain on the sale of GridSense assets in the period. Acorn’s share of income in DSIT increased to $189,000 in the third quarter of 2017 from $38,000 in the third quarter of 2016.

For the first nine months of 2017, Acorn reported a net loss attributable to shareholders of $475,000, or $0.02 per share, versus net income of $113,000, or $0.00 per share, in the first nine months of 2016. The first nine-month period of 2016 included a $3.5 million ($0.13 per share) gain on the sale of a portion of Acorn’s interest in DSIT.

OmniMetrix

Acorn’s OmniMetrix remote monitoring and control business reported revenue of $1,085,000 in the third quarter of 2017, representing growth of 15% over the third quarter of 2016. The improvement was driven by increased revenue recognized from the sale of hardware monitoring equipment and monitoring services.

The first nine months’ revenue performance of OmniMetrix is reviewed in the table below (dollars in thousands).

	9M 2017	9M 2016	% increase	% increase based on normalized 2016 revenue
Hardware revenue	$1,591	$1,182	35%	35%
Monitoring revenue	$1,635	$1,362	20%	10%*
Total revenue	$3,226	$2,544	27%	21%

* Second quarter 2016 monitoring revenue included a one-time negative adjustment of $130. Normalized revenue removes the impact of that adjustment.

As noted in the table above, for the first nine months of 2017, revenue rose 27%, to $3,226,000, over the comparable 2016 period. Excluding the impact of the second quarter 2016 revenue adjustment, first nine months’ revenue would have grown 21% over 2016, which again was largely driven by growth in hardware revenue.

OmniMetrix’s gross profit grew by 20% to $629,000 in the third quarter of 2017, reflecting a gross margin of 58%, versus third quarter 2016 gross profit of $524,000 and gross margin of 56%.

First nine months 2017 gross profit of $1,837,000 reflected a gross margin of 57% and represented a significant increase from gross profit of $1,306,000 and gross margin of 51% (54% normalized for the $130,000 revenue adjustment) in the first nine months of 2016. The increase in gross margin was due to a change in the sales mix to higher-margin Power Generation products.

OmniMetrix’s operating costs rose $28,000, or 4%, to $811,000 in the third quarter of 2017, versus the third quarter of 2016, as higher SG&A costs were partially offset by lower R&D expenses following the launch of next-generation products during the quarter. For the first nine months, OmniMetrix’s operating costs rose $156,000, or 7%, to $2,415,000 compared to the first nine months of 2016, due primarily to higher R&D and SG&A costs for the development and launch of next-generation products.

OmniMetrix’s third quarter 2017 operating loss improved to $182,000 from $259,000 in the third quarter of 2016. Higher revenue and gross profit also led to a reduced operating loss of $578,000 for the first nine months of 2017 versus $953,000 in the prior-year period.

DSIT Solutions

DSIT’s third quarter 2017 revenue increased 21% to $4,831,000 versus $4,009,000 in third quarter 2016. First nine months 2017 revenue rose 9% to $12,893,000 compared to revenue of $11,879,000 in the prior-year period. Increased revenue for both periods was due primarily to the $7.1 million Blackfish Hull Mounted Sonar systems contract secured in June 2016 as well as revenue related to over $6 million of new orders received in the second and third quarters for real-time embedded hardware and software development and production projects.

DSIT’s gross profit increased 26% to $4,561,000 in the first nine months of 2017 versus $3,633,000 in the prior-year period. Gross profit increased as a result of both the increased revenue and an increase in gross margin to 35% from 31% in the comparable 2016 period. The increase in gross margin was due to improvements in historically lower-margin non-Naval projects as well as reduced estimated material costs for certain Naval projects.

Acorn’s share of income in DSIT increased to $189,000 in the third quarter of 2017 from $38,000 in the third quarter of 2016. For the first nine months of 2017, Acorn’s share of income in DSIT improved to $258,000 from $63,000 in the first nine months of 2016.

Liquidity and Capital Resources

As of September 30, 2017, Acorn had net working capital of $1.9 million. Working capital included $293,000 of cash and cash equivalents, and $579,000 of escrow deposits related to the April 2016 DSIT transaction, which were received by Acorn in October, net of withholding taxes of $41,000. Acorn’s corporate cash balance on November 8, 2017 was approximately $516,000.

Net cash increased by $52,000 during the nine months ended September 30, 2017, of which $100,000 was provided by investing activities, $1,274,000 was provided from financing activities, and $1,322,000 was used in operating activities ($1,278,000 was used in continuing operations and $44,000 was used in discontinued operations).

In February 2017, Acorn received $900,000 in cash pursuant to $1.9 million of loan commitments provided by certain members of Acorn’s Board of Directors. An additional $400,000 was funded in the third quarter 2017 pursuant to these loan commitments, with $600,000 still available.

Conference Call Details

Date/Time:	Tuesday, November 14th at 4:30 p.m. EST
Dial-in Number:	844-834-0644 or 412-317-5190 Int’l
Online Replay/Transcript:	The call audio file and transcript will be posted to the
Investor Relations section of Acorn’s website when available.

Note: Questions can be emailed to acfn@catalyst-ir.com before or after the conference call.

About Acorn (www.acornenergy.com)

Acorn Energy, Inc. is a holding company with investments in two portfolio companies:

OmniMetrix™, Inc. (www.omnimetrix.net) - is a leader and pioneer in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control for stand-by generators, gas pipelines, cell towers, medical facilities, data centers, public transportation systems, and other critical equipment, including at federal, state and municipal government facilities. OmniMetrix is a proven solution for making critical systems more reliable with thousands of monitored assets and many Fortune 500 customers. Acorn has an 80% equity stake in OmniMetrix and consolidates its assets, liabilities and results of operations.

DSIT Solutions Ltd. (www.dsit.co.il) - develops and produces sonar applications for defense, HLS, energy and commercial markets. DSIT employs a world-class multi-disciplinary professional team skilled in the latest sonar and real-time technologies. Products include: The Shield family of Diver Detection Sonars, Anti-Submarine Warfare and Hull Mounted Sonar systems, Portable Acoustic Ranges, Underwater Acoustic Signal Analysis applications and sonar simulators and trainers. Acorn has a 41.2% equity stake in DSIT that it accounts for under the equity method.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business; reaching profitability; or maximizing the value of its operating companies and other assets. A complete discussion of the risks and uncertainties, which may affect Acorn Energy’s business, including the businesses of its subsidiaries is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Relations Contacts:

William Jones, 267-987-2082

David Collins, 212-924-9800

Catalyst IR

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2017	2016	2017	2016

Revenue	$3,226	$7,618	$1,085	$942
Cost of sales	1,389	4,681	456	418
Gross profit	1,837	2,937	629	524
Operating expenses:
Research and development expenses, net of credits	390	791	122	133
Selling, general and administrative expenses	2,822	4,845	1,038	1,015
Total operating expenses	3,212	5,636	1,160	1,148
Operating loss	(1,375)	(2,699)	(531)	(624)
Finance expense, net	(139)	(558)	(53)	(11)
Loss before income taxes	(1,514)	(3,257)	(584)	(635)
Income tax expense	(41)	(19)	(41)	—
Net loss after income taxes	(1,555)	(3,276)	(625)	(635)
Gain on sale of interest in DSIT, net of income taxes and transaction costs	—	3,543	—	—
Share of income in DSIT	258	63	189	38
Income (loss) before discontinued operations	(1,297)	330	(436)	(597)
Income (loss) from discontinued operations, net of income taxes	698	(423)	633	1,187
Net income (loss)	(599)	(93)	197	590
Non-controlling interest share of net loss – continuing operations	124	206	39	62
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$(475)	$113	$236	$652

Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
Continuing operations	$(0.04)	$0.02	$(0.01)	$(0.02)
Discontinued operations	0.02	(0.02)	0.02	0.04
Total attributable to Acorn Energy, Inc. shareholders	$(0.02)	$0.00	$0.01	$0.02
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	29,397	28,208	29,454	29,323
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders –diluted	29,397	28,246	29,454	29,323

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2017	As of December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$293	$222
Escrow deposit	579	579
Accounts receivable, net of provisions for doubtful accounts of $11 at September 30, 2017 and December 31, 2016	666	1,005
Inventory, net	241	202
Investment in DSIT	5,916	5,658
Other current assets	937	932
Current assets – discontinued operations	—	119
Total current assets	8,632	8,717
Property and equipment, net	156	214
Other assets	291	309
Total assets	$9,079	$9,240
LIABILITIES AND EQUITY
Current liabilities:
Short-term credit	$350	$376
Accounts payable	246	708
Accrued payroll, payroll taxes and social benefits	50	327
Deferred revenue	2,417	2,149
Due to Acorn directors	1,624	—
Due to DSIT	1,513	—
Other current liabilities	588	629
Current liabilities – discontinued operations	—	997
Total current liabilities	6,788	5,186
Non-current liabilities:
Due to Acorn directors	—	165
Due to DSIT	—	1,171
Other non-current liabilities	778	831
Total non-current liabilities	778	2,167
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 30,257,827 and 30,124,494 shares at September 30, 2017 and December 31, 2016, respectively	302	301
Additional paid-in capital	99,812	99,767
Warrants	1,600	1,600
Accumulated deficit	(97,521)	(97,046)
Treasury stock, at cost – 801,920 shares at September 30, 2017 and December 31, 2016	(3,036)	(3,036)
Accumulated other comprehensive loss	—	(254)
Total Acorn Energy, Inc. shareholders’ equity	1,157	1,332
Non-controlling interests	356	555
Total equity	1,513	1,887
Total liabilities and equity	$9,079	$9,240